Exhibit 6.3(a)

INSTRUMENT OF TRANSFER

This is an Instrument of Transfer effective as of August 20th, 2019, between Brian Doxtator, individually (the "Transferor"), and Commonwealth Thoroughbreds LLC (the "Transferee”).

Recital

Brian Doxtator, an individual residing at 142 S Clark Dr, Los Angeles, CA 90048, is the sole owner of the 2019 Thoroughbred filly by Justin Phillip out of Timido by Gio Ponti (the “2019 Timido Foal”).

NOW, THEREFORE, in exchange for the Transferee’s convertible promissory note dated August 20th, 2019 in the principal amount of SEVEN THOUSAND FIVE HUNDRED DOLLARS ($7,500.00), and other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned on this day hereby transfers all of his right, title and interest in the 2019 Timido Foal to Commonwealth Thoroughbreds LLC, a Kentucky limited liability company with its principal place of business at 1450 North Broadway, Lexington, Kentucky 40505.

The Transferor represents and warrants that the property described above in this Instrument of Transfer is free from any and all encumbrances, liens or adverse claims and that the Transferor has full power, capacity and right to and hereby does convey, sell, transfer and deliver such property to the Transferee free from any and all encumbrances, liens or adverse claims.

IN WITNESS WHEREOF, the parties have signed this Instrument of Transfer effective as of the date set forth above, but actually on the dates set forth below.

“Transferor”

Date:	8/22/2019	/s/ Brian Doxtator
Brian Doxtator

“Transferee”

COMMONWEALTH THOROUGHBREDS LLC

		By:	Commonwealth Markets Inc. as Manager

Date:	8/22/2019	By:	/s/ Chase Chamberlin
Chase Chamberlin, CMO